Exhibit 99.01

El Paso Electric
NEWS RELEASE

For Immediate Release	Contact:	Investor
Date: February 25, 2009	Media	Relations:
	Teresa Souza	Steve Busser
	915/543-5823	915/543-5983
Rachelle Williams
915/543-2257

El Paso Electric Announces Fourth Quarter and Annual Financial Results

Overview

•

For the fourth quarter 2008, EE reported net income of $10.8 million, or $0.24 basic and diluted earnings per share. In the fourth quarter of 2007, EE had net income of $13.9 million, or $0.31 and $0.30 basic and diluted earnings per share, respectively.

•

For the twelve months ended December 31, 2008, EE reported net income of $77.6 million, or $1.73 basic and diluted earnings per share. Net income for the twelve months ended December 31, 2007 was $74.8 million, or $1.64 and $1.63 basic and diluted earnings per share, respectively.

“Fourth quarter 2008 earnings declined relative to fourth quarter 2007 earnings largely as the result of an increase in interest expense reflecting a June 2008 debt issuance and increased rates on our Pollution Control Bonds, a decrease in retail revenues reflecting a softening economy and higher operating costs,” said David W. Stevens, Chief Executive Officer. “However, calendar year 2008 earnings were still $0.09 per share above 2007 even with the fourth quarter earnings impact.”

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Earnings Summary

The table and explanations below present the major factors affecting 2008 net income relative to 2007 net income.

	Quarter Ended			Twelve Months Ended
	Pre-Tax Effect	After-Tax Net Income	Basic EPS	Pre-Tax Effect	After-Tax Net Income	Basic EPS
December 31, 2007		$13,947	$0.31		$74,753	$1.64
Changes in:
Deregulated Palo Verde Unit 3 proxy market pricing	$8,735	5,503	0.12	$18,949	11,938	0.26
Retained margins on off-system sales	2,674	1,684	0.04	6,623	4,172	0.09
AFUDC and capitalized interest	48	155	—	3,975	3,456	0.08
Interest on long-term debt	(4,789)	(3,017)	(0.07)	(10,761)	(6,779)	(0.15)
Retail non-fuel base revenue	(4,212)	(2,653)	(0.06)	5,630	3,547	0.08
Palo Verde O&M	(3,013)	(1,899)	(0.04)	(12,281)	(7,737)	(0.17)
Depreciation and amortization	(1,505)	(948)	(0.02)	(6,174)	(3,890)	(0.09)
Interest and investment income	(1,112)	(701)	(0.02)	(5,807)	(3,659)	(0.08)
Transmission wheeling revenue	(1,046)	(658)	(0.01)	4,195	2,643	0.06
Fossil fuel plant O&M	(220)	(138)	—	(5,762)	(3,630)	(0.08)
Other		(450)	(0.01)		2,807	0.06

December 31, 2008		$10,825	0.24		$77,621	1.70

Change in weighted average number of shares			—			0.03

December 31, 2008 earnings per share			$0.24			$1.73

Fourth Quarter 2008

Earnings for the quarter ended December 31, 2008 when compared to the same period last year were positively affected by:

•	Increased retail sales of deregulated Palo Verde Unit 3 power as the unit did not operate in the fourth quarter of 2007 due to its refueling and replacement of steam generators.

•	Higher retained margins on off-system sales as a result of higher margins per MWh along with a significant increase in MWh sales.

Earnings for the quarter ended December 31, 2008 when compared to the same period last year were negatively affected by:

•	Increased interest expense on long-term debt as a result of the June 2008 issuance of $150 million of 7.5% Senior Notes and higher interest rates on auction rate pollution control bonds.

•

Lower retail non-fuel base revenues of $4.2 million or 3.7% in 2008 primarily due to two factors. One, non-fuel revenues to public authorities decreased $2.0 million largely as a result of a non-recurring revenue adjustment in the fourth quarter of 2007 and two, non-fuel base revenues to large commercial and industrial customers decreased $1.4 million as a result of a 24.7% decline in kilowatt-hour sales.

•	Increased Palo Verde non-fuel operations and maintenance expenses in 2008 due to higher operating costs at all three units.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

Full Year 2008

Earnings for the twelve months ended December 31, 2008, when compared to the same period last year, were positively affected by:

•

Higher proxy market prices and increased sales of deregulated Palo Verde Unit 3 power to retail customers as the unit did not operate in the fourth quarter of 2007 due to its refueling and replacement of steam generators.

•	Higher retained margins on off-system sales primarily as a result of increased sales and margins from off-system sales to a wholesale customer.

•	Higher retail non-fuel base revenues in 2008 largely due to increased kilowatt-hour sales to small commercial and industrial customers and other public authorities.

•	Increased AFUDC and capitalized interest in 2008 due to higher balances of construction work in progress subject to AFUDC and nuclear fuel inventory subject to capitalized interest.

•

Increased revenues for transmission wheeling in 2008 largely due to increased wheeling of power in southern New Mexico and Arizona partially offset by the reversal of $2.5 million of 2006 wheeling revenues from Tucson Electric Power pursuant to an order of the Federal Energy Regulatory Commission.

Earnings for the twelve months ended December 31, 2008, when compared to the same period last year, were negatively affected by:

•

Increased Palo Verde non-fuel operations and maintenance expenses in 2008 due to higher operating costs at all three units and higher maintenance costs during refueling outages in 2008 than during refueling outages in 2007.

•	Increased interest expense on long-term debt due to the June 2008 issuance of $150 million of 7.5% Senior Notes and higher interest rates on auction rate pollution control bonds.

•	Increased depreciation and amortization as a result of higher depreciable plant balances.

•

A decline in interest and investment income in 2008 due to impairments of equity securities in our Palo Verde decommissioning trust funds and a decrease in the fair value of our investments in auction rate securities.

•

Increased O&M costs at our fossil-fueled generating plants as planned major maintenance was performed at Newman Unit 3 and Four Corners Unit 5 in 2008. In 2007, no major maintenance was performed at our fossil-fueled generating units.

Retail Non-fuel Base Revenues

Retail non-fuel base revenues decreased by $4.2 million, pre-tax, or 3.7% in the fourth quarter of 2008 compared to the same period in 2007 reflecting a decline in weather-related sales and a decline in industrial sales. In addition, non-fuel base revenue from public authorities decreased primarily due to a non-recurring revenue adjustment in the fourth quarter of 2007. Kilowatt-hour sales to large commercial and industrial customers in the fourth quarter of 2008 decreased approximately 25% compared to the same quarter in 2007, reflecting the impact of the softening economy. Kilowatt-hour sales and non-fuel revenues for residential and small commercial and industrial customers declined relative to 2007, primarily as a result of milder fall and winter weather in 2008, partially offset by increased kWh sales and revenues from a 1.8% increase in the average number of customers served. Non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 11 of the Release.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

For the twelve months ended December 31, 2008, retail non-fuel base revenues increased $5.6 million, pre-tax, or 1.2% primarily as a result of a 1.9% increase in the average number of customers served, partially offset by declines in weather-related sales and sales to large commercial and industrial customers. Non-fuel base revenues and kilowatt-hour sales are provided by customer class on page 13 of the Release. During the twelve months ended December 31, 2008, retail kWh sales to residential customers were constrained by cooler than normal summer weather and warmer than normal winter weather. Cooling degree days in the twelve months ended December 31, 2008 were 10% lower and heating degree days were 5% lower than in the twelve months ended December 31, 2007. Non-fuel base revenues for public authority customers increased primarily as a result of increased sales to military bases and colleges and universities. Non-fuel base revenues to small commercial and industrial customers and other public authority customers also increased due to a full year of the base rate increase in New Mexico which became effective in July 2007. The decrease in large commercial and industrial sales reflects the decline in fourth quarter sales and the loss of several industrial customers earlier in 2008.

Palo Verde Operations

We own approximately 633 MW (undivided interest) of generating capacity in the three generating units at the Palo Verde Nuclear Generating Station. The operation of Palo Verde not only affects our ability to make off-system sales but also impacts fuel costs to native load customers and represents a significant portion of our non-fuel operation and maintenance expenses. Palo Verde generation accounted for over 58% of total Company generation in 2008 and 55% of total Company generation in 2007. Megawatt-hours (MWh) generated by Palo Verde increased 32.2% in the fourth quarter of 2008 and 9.3% in the twelve months ended December 31, 2008 compared to the same periods in 2007.

Palo Verde operation and maintenance expenses increased $3.0 million, pre-tax, or 10.9% in the fourth quarter of 2008 compared to the fourth quarter of 2007. In the twelve months ended December 31, 2008, Palo Verde operation and maintenance expenses increased $12.3 million, pre-tax, or 13.8% compared to the same period in 2007. This increase is primarily due to increased operating costs at the plant and to a lesser extent increased maintenance costs incurred during the 2008 spring refueling outage at Palo Verde Unit 2 when compared to the spring refueling outage in 2007. The Nuclear Regulatory Commission (NRC) placed Palo Verde Unit 3 in the “multiple/repetitive degraded cornerstone” column of the NRC’s action matrix in February 2007 which has resulted in an enhanced NRC inspection regimen for the entire plant. Operating costs at all three units have increased in response to the enhanced inspection regimen by the NRC and associated corrective actions.

Off-system Sales

We continue to make off-system sales in the wholesale power markets when competitively priced excess power is available from our generating plants and purchased power contracts. The table below shows off-system sales in MWh and the pre-tax margins realized and retained by us from sales for the quarter and twelve months ended December 31, 2008 and 2007:

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
MWh sales	938,333	490,891	3,506,770	2,201,294
Total margins (in thousands)	$5,165	$1,599	$29,479	$19,581
Retained margins (in thousands)	$3,875	$1,201	$22,137	$15,514

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

For the quarter ended December 31, 2008, retained margins from off-system sales increased approximately $2.7 million, pre-tax, over the corresponding period in 2007 due primarily to an increase in the average margin realized from off-system sales and a 91% increase in MWh sales.

For the twelve months ended December 31, 2008, our retained margins increased $6.6 million, pre-tax, over the corresponding period in 2007. The increase in off-system sales margins was primarily the result of increased sales and margins on off-system sales to the Imperial Irrigation District (IID). In May 2007, the Company began selling 100 MW of firm capacity and energy and 50 MW of contingent energy to IID. The firm portion of this sale is made through a 100 MW purchase of firm capacity and energy from CreditSuisse, LLC and the contingent portion is generally from our generating plants. The table below shows on a per MWh basis, pre-tax revenues, costs and margins from off-system sales for 2008 and 2007.

Quarter Ended	Average Revenue Per MWh	Average Cost of Energy Per MWh	Pre-Sharing Average Margin Per MWh
March 31, 2007	$54.24	$38.92	$15.32
June 30, 2007	$59.53	$52.12	$7.41
September 30, 2007	$57.61	$50.26	$7.35
December 31, 2007	$58.57	$55.32	$3.26

March 31, 2008	$66.07	$52.60	$13.47
June 30, 2008	$88.78	$84.89	$3.89
September 30, 2008	$71.07	$63.07	$8.01
December 31, 2008	$48.52	$43.02	$5.50

Capital and Liquidity

We continue to maintain a strong capital structure. At December 31, 2008, common stock equity represented 45.4% of our permanent capitalization (common stock, long-term debt and the current portion of long-term debt and financing obligations). At December 31, 2008, we had a balance of $91.6 million in cash and cash equivalents, most of which was invested in federally insured accounts.

Cash flows from operations for the twelve months ended December 31, 2008 decreased to $169.7 million from $182.3 million in the corresponding period in 2007. The primary factor affecting cash flow was the increase in under-recovered fuel costs in 2008, partially offset by associated tax reductions. Cash requirements due to under-recovered fuel increased $19.2 million, partially offset by a $7 million decrease in associated income taxes in 2008 compared to 2007 due to this under-recovery of fuel costs. At December 31, 2008, we had a fuel under-recovery balance of $46.9 million, including $39.2 million in Texas and $7.7 million in New Mexico. Fuel under-recoveries increased through August 2008 before we could reflect higher fuel costs in fuel rates. Since August 2008, deferred fuel under-recoveries have declined as we have implemented fuel surcharges and increased fuel rates while natural gas prices have declined. In October 2008, we implemented an increase in fuel charges in New Mexico, to recover fuel under-recoveries accumulated during the summer of 2008 as a result of a voluntary cap on fuel clause revenues. The Public Utility Commission of Texas (PUCT) approved the recovery of fuel under-recoveries in Texas through two fuel surcharges, including a $30.1 million twelve-month surcharge that was placed into effect in May 2008 and a $39.5 million eighteen-month surcharge which was placed into effect in October 2008. The PUCT also approved an increase in our fixed fuel factor effective in October 2008. The collection of fuel under-recoveries via surcharges will increase our cash flow in 2009.

During the twelve months ended December 31, 2008, our primary capital requirements were for the construction and purchase of electric utility plant, purchases of nuclear fuel and the repurchase of common

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

stock. Capital requirements for new electric plant were $198.7 million for the twelve months ended December 31, 2008 compared to $144.6 million for the twelve months ended December 31, 2007. During 2008, we repurchased $9.9 million of common stock compared to common stock repurchases of $31.4 million in 2007. Cash flows from operations financed over 70% of our capital requirements. We also issued $150 million of 7.5% Senior Notes in June 2008 to meet our current and future cash requirements. The net proceeds from the 7.5% Senior Notes of $148.7 million were used to pay down $44.0 million of working capital borrowings under our credit facility and the remaining proceeds are expected to fund our construction program through most of 2009. We believe that we will have adequate liquidity through our current cash balances, cash from operations, our credit facility, and capital markets, if necessary, to meet all of our anticipated cash requirements for the next 12 months. In addition, during 2008, we liquidated $16.0 million of temporary investments.

Our capital requirements for nuclear fuel increased substantially in 2007 as a result of increases in prices for uranium concentrates and an increase in our inventory of nuclear fuel feedstock. This higher balance of nuclear fuel inventory was maintained in 2008. We finance our nuclear fuel inventory through a trust that borrows under our $200 million credit facility to acquire and process the nuclear fuel. Borrowings under the credit facility for nuclear fuel were $93.7 million as of December 31, 2008 and $83.0 million as of December 31, 2007. Up to $120 million of the credit facility may be used to finance nuclear fuel. Amounts not drawn for nuclear fuel are available for general corporate purposes.

No shares of common stock were repurchased during the fourth quarter of 2008. As of December 31, 2008, approximately 1,521,366 shares remain available for repurchase under the currently authorized program.

2009 Earnings Guidance

We have revised our earnings guidance for 2009 to a range of $1.00 to $1.60 per basic share from previous guidance of $1.55 to $1.95 per basic share. The revision in earnings guidance is primarily a result of materially slower growth in demand in our service territory as a result of negative changes in the economic environment. The revised guidance range also includes a provision for impairments of equity securities held in our nuclear decommissioning trusts based on sustained declines in market values since our previous guidance was issued. At current market prices, we would expect to recognize impairment losses in 2009 of $0.17 per share, and we have adjusted the low end of guidance by this amount. The upper end of guidance reflects impairment losses of approximately $0.05 per share. In light of the extraordinary volatility in the financial markets, we are unable to estimate the actual impairments that will be recognized during 2009.

Conference Call

A conference call to discuss fourth quarter 2008 earnings is scheduled for 10:30 a.m. Eastern Time, February 25, 2009. The dial-in number is 866-835-8906 with a conference id of 1328563. The conference leader will be Scott Wilson, Executive Vice President, Chief Financial and Administrative Officer of EE. A replay will run through March 11, 2009 with a dial-in number of 866-837-8032 and a conference id of 1328563. The conference call and presentation slides will be webcast live on EE’s website found at http://www.epelectric.com. A replay of the webcast will be available shortly after the call.

Safe Harbor

This news release includes statements that may constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: (i) increased prices for

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

fuel and purchased power and the possibility that regulators may not permit EE to pass through all such increased costs to customers or to recover previously incurred fuel costs in rates; (ii) fluctuations in off-system sales margins due to uncertainty in the economy power market and the availability of generating units; (iii) unanticipated increased costs associated with scheduled and unscheduled outages; (iv) the size of our construction program and our ability to complete construction on budget and on a timely basis; (v) costs at Palo Verde, including additional costs relating to an enhanced NRC oversight and inspection regimen; (vi) deregulation of the electric utility industry; (vii) possible increased costs of compliance with environmental or other laws, regulations and policies; (viii) possible income tax and interest payments as a result of audit adjustments proposed by the IRS; (ix) uncertainties and instability in the financial markets and the resulting impact on EE's ability to access the capital and credit markets; (x) uncertainties and instability in the general economy and the resulting impact of EE’s sales and profitability; and (xi) other factors detailed by EE in its public filings with the Securities and Exchange Commission. EE’s filings are available from the Securities and Exchange Commission or may be obtained through EE’s website, http://www.epelectric.com. Any such forward-looking statement is qualified by reference to these risks and factors. EE cautions that these risks and factors are not exclusive. EE does not undertake to update any forward-looking statement that may be made from time to time by or on behalf of EE except as required by law.

El Paso Electric • P.O. Box 982 • El Paso, Texas 79960

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Quarter Ended December 31, 2008 and 2007

(In thousands except for per share data)

(Unaudited)

	2008	2007	Variance
Operating revenues, net of energy expenses:
Base revenues	$108,743	$112,973	$(4,230	) (a)
Off-system sales margins, net of sharing	3,875	1,201	2,674
Deregulated Palo Verde Unit 3 proxy market pricing	8,671	(64)	8,735
Other	3,700	3,202	498	(b)

Operating Revenues Net of Energy Expenses	124,989	117,312	7,677

Other Operating Expenses:
Other operations and maintenance	40,503	44,705	(4,202)
Palo Verde operations and maintenance	30,702	27,689	3,013
Taxes other than income taxes	12,488	11,104	1,384
Other deductions (income)	(3,165)	(2,227)	(938)

Earnings Before Interest, Taxes, Depreciation and Amortization	44,461	36,041	8,420	(c)

Depreciation and amortization	19,348	17,843	1,505
Interest on long-term debt	14,342	9,553	4,789
AFUDC and capitalized interest	(4,169)	(4,121)	(48)
Other interest expense	1,243	227	1,016

Income Before Income Taxes	13,697	12,539	1,158

Income tax expense (benefit)	2,872	(1,408)	4,280

Net Income	$10,825	$13,947	$(3,122)

Basic Earnings per Share	$0.24	$0.31	$(0.07)

Diluted Earnings per Share	$0.24	$0.30	$(0.06)

Weighted average number of shares outstanding	44,739	45,012	(273)

Weighted average number of shares and dilutive potential shares outstanding	44,879	45,364	(485)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $15.6 million and $16.0 million, respectively.
(b)	Other revenues include a reversal of $2.5 million of transmission 2006 wheeling revenues from Tucson Electric Power in 2008 with no comparable activity in 2007.
(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary

Consolidated Statements of Operations

Twelve Months Ended December 31, 2008 and 2007

(In thousands except for per share data)

(Unaudited)

	2008	2007	Variance
Operating revenues, net of energy expenses:
Base revenues	$471,784	$466,427	$5,357	(a)
Off-system sales margins, net of sharing	22,137	15,514	6,623
Deregulated Palo Verde Unit 3 proxy market pricing	25,446	6,497	18,949
Other	19,264	11,367	7,897	(b)

Operating Revenues Net of Energy Expenses	538,631	499,805	38,826

Other Operating Expenses:
Other operations and maintenance	166,222	163,860	2,362
Palo Verde operations and maintenance	101,296	89,015	12,281
Taxes other than income taxes	49,806	49,212	594
Other deductions (income)	(2,656)	(6,650)	3,994

Earnings Before Interest, Taxes, Depreciation and Amortization	223,963	204,368	19,595	(c)

Depreciation and amortization	75,571	69,397	6,174
Interest on long-term debt	47,605	36,844	10,761
AFUDC and capitalized interest	(15,872)	(11,897)	(3,975)
Other interest expense	1,208	804	404

Income Before Income Taxes	115,451	109,220	6,231

Income tax expense	37,830	34,467	3,363

Net Income	$77,621	$74,753	$2,868

Basic Earnings per Share	$1.73	$1.64	$0.09

Diluted Earnings per Share	$1.73	$1.63	$0.10

Weighted average number of shares outstanding	44,778	45,564	(786)

Weighted average number of shares and dilutive potential shares outstanding	44,981	45,928	(947)

(a)	Base revenues exclude fuel recovered through New Mexico base rates of $68.6 million and $51.5 million, respectively.
(b)	Other revenues include a $4.2 million increase in transmission wheeling revenues, net of a reversal of $2.5 million of 2006 wheeling revenues from Tucson Electric Power in 2008 with no comparable activity in 2007.
(c)	EBITDA is a non-GAAP financial measure and is not a substitute for net income or other measures of financial performance in accordance with GAAP.

El Paso Electric Company and Subsidiary

Cash Flow Summary

Twelve Months Ended December 31, 2008 and 2007

(In thousands and Unaudited)

	2008	2007
Cash flows from operating activities:
Net income	$77,621	$74,753
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization of electric plant in service	75,571	69,397
Deferred income taxes, net	16,646	10,392
Other	33,782	23,875
Change in working capital items:
Net recovery (deferral) of fuel revenues	(19,161)	4,886
Other	(14,726)	(993)

Net cash provided by operating activities	169,733	182,310

Cash flows from investing activities:
Cash additions to utility property, plant and equipment	(198,711)	(144,588)
Cash additions to nuclear fuel	(25,767)	(52,400)
Proceeds from sale of investment in debt securities	16,000	—
Decommissioning trust funds	(13,722)	(10,964)
Other	(9,231)	(20,692)

Net cash used for investing activities	(231,431)	(228,644)

Cash flows from financing activities:
Proceeds from exercise of stock options	1,167	4,315
Repurchase of common stock	(9,892)	(31,448)
Nuclear fuel financing obligation	10,638	36,775
Proceeds from issuance of long-term notes payable	148,719	—
Other	(2,268)	1,567

Net cash provided by financing activities	148,364	11,209

Net increase (decrease) in cash and cash equivalents	86,666	(35,125)

Cash and cash equivalents at beginning of period	4,976	40,101

Cash and cash equivalents at end of period	$91,642	$4,976

Cash interest payments	$42,105	$34,146

El Paso Electric Company and Subsidiary

Quarter Ended December 31, 2008 and 2007

Sales and Revenues Statistics

			Increase (Decrease)
	2008	2007	Amount	Percentage
MWh sales:
Retail:
Residential	491,201	497,650	(6,449)	(1.3)%
Commercial and industrial, small	524,342	530,765	(6,423)	(1.2)%
Commercial and industrial, large	227,885	302,640	(74,755)	(24.7)%
Sales to public authorities	349,654	340,104	9,550	2.8%

Total retail sales	1,593,082	1,671,159	(78,077)	(4.7)%

Wholesale:
Sales for resale	9,414	9,155	259	2.8%
Off-system sales	938,333	490,891	447,442	91.1%

Total wholesale sales	947,747	500,046	447,701	89.5%

Total MWh sales	2,540,829	2,171,205	369,624	17.0%

Operating revenues (in thousands):
Non-fuel base revenues:
Retail:
Residential	$40,343	$40,699	$(356)	(0.9)%
Commercial and industrial, small	41,706	42,103	(397)	(0.9)%
Commercial and industrial, large	8,323	9,748	(1,425)	(14.6)%
Sales to public authorities	18,031	20,065	(2,034)	(10.1)%

Total retail non-fuel base revenues	108,403	112,615	(4,212)	(3.7)%
Wholesale:
Sales for resale	340	358	(18)	(5.0)%

Total non-fuel base revenues	108,743	112,973	(4,230)	(3.7)%
Fuel revenues:
Recovered from customers during the period (a)	53,872	43,573	10,299	23.6%
Under (over) collection of fuel	(15,804)	4,950	(20,754)	—
New Mexico fuel in base rates	15,589	15,988	(399)	(2.5)%

Total fuel revenues	53,657	64,511	(10,854)	(16.8)%

Off-system sales	45,530	28,753	16,777	58.3%
Other	4,556	4,957	(401)	(8.1)%

Total operating revenues	$212,486	$211,194	$1,292	0.6%

Off-system sales (in thousands):
Gross margins	$5,165	$1,599	$3,566	—
Retained margins	3,875	1,201	2,674	—

Average number of retail customers:
Residential	322,162	316,763	5,399	1.7%
Commercial and industrial, small	35,857	35,058	799	2.3%
Commercial and industrial, large	49	54	(5)	(9.3)%
Sales to public authorities	4,938	4,841	97	2.0%

Total	363,006	356,716	6,290	1.8%

Number of retail customers (end of period):
Residential	322,618	317,091	5,527	1.7%
Commercial and industrial, small	35,850	35,147	703	2.0%
Commercial and industrial, large	49	53	(4)	(7.5)%
Sales to public authorities	4,935	4,853	82	1.7%

Total	363,452	357,144	6,308	1.8%

Weather statistics:			10 Yr Average
Heating degree days	892	911	1,022
Cooling degree days	93	151	100

(a)	Excludes $12.7 million for 2008 of prior periods deferred fuel revenues recovered through Texas fuel surcharges.

El Paso Electric Company and Subsidiary

Quarter Ended December 31, 2008 and 2007

Generation and Purchased Power Statistics

			Increase (Decrease)
	2008	2007	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	1,024,692	775,078	249,614	32.2%
Four Corners	225,852	204,699	21,153	10.3%
Gas plants	553,482	691,717	(138,235)	(20.0)%

Total generation	1,804,026	1,671,494	132,532	7.9%
Purchased power	851,531	621,299	230,232	37.1%

Total available energy	2,655,557	2,292,793	362,764	15.8%
Line losses and Company use	114,728	121,588	(6,860)	(5.6)%

Total MWh sales	2,540,829	2,171,205	369,624	17.0%

Palo Verde capacity factor (a)	73.3%	56.4%	16.9%
Four Corners capacity factor	98.4%	89.1%	9.3%

(a)	Net generating capability for Palo Verde increased to 633 MW in 2008 from 622 MW in 2007 due to the replacement of steam generators at Palo Verde Unit 3.

El Paso Electric Company and Subsidiary

Twelve Months Ended December 31, 2008 and 2007

Sales and Revenues Statistics

			Increase (Decrease)
	2008	2007	Amount	Percentage
MWh sales:
Retail:
Residential	2,227,838	2,232,668	(4,830)	(0.2)%
Commercial and industrial, small	2,255,585	2,216,428	39,157	1.8%
Commercial and industrial, large	1,102,277	1,195,038	(92,761)	(7.8)%
Sales to public authorities	1,448,654	1,384,380	64,274	4.6%

Total retail sales	7,034,354	7,028,514	5,840	0.1%

Wholesale:
Sales for resale	50,148	48,290	1,858	3.8%
Off-system sales	3,506,770	2,201,294	1,305,476	59.3%

Total wholesale sales	3,556,918	2,249,584	1,307,334	58.1%

Total MWh sales	10,591,272	9,278,098	1,313,174	14.2%

Operating revenues (in thousands):
Base revenues:
Retail:
Residential	$184,800	$184,562	$238	0.1%
Commercial and industrial, small	174,593	168,091	6,502	3.9%
Commercial and industrial, large	36,318	39,092	(2,774)	(7.1)%
Sales to public authorities	74,427	72,763	1,664	2.3%

Total retail base revenues	470,138	464,508	5,630	1.2%
Wholesale:
Sales for resale	1,646	1,919	(273)	(14.2)%

Total base revenues	471,784	466,427	5,357	1.1%

Fuel revenues:
Recovered from customers during the period (a)	198,292	197,383	909	0.5%
Under/(over) collection of fuel	42,752	17,828	24,924	—
New Mexico fuel in base revenues	68,631	51,487	17,144	33.3%

Total fuel revenues	309,675	266,698	42,977	16.1%

Off-system sales	232,500	125,974	106,526	84.6%
Other	24,971	18,328	6,643	36.2%

Total operating revenues	$1,038,930	$877,427	$161,503	18.4%

Off-system sales (in thousands):
Gross margins	$29,479	$19,581	$9,898	50.5%
Retained margins	22,137	15,514	6,623	42.7%

Average number of retail customers:
Residential	320,323	315,114	5,209	1.7%
Commercial and industrial, small	35,767	34,199	1,568	4.6%
Commercial and industrial, large	52	56	(4)	(7.1)%
Sales to public authorities	4,892	4,834	58	1.2%

Total	361,034	354,203	6,831	1.9%

Number of retail customers (end of period):
Residential	322,618	317,091	5,527	1.7%
Commercial and industrial, small	35,850	35,147	703	2.0%
Commercial and industrial, large	49	53	(4)	(7.5)%
Sales to public authorities	4,935	4,853	82	1.7%

Total	363,452	357,144	6,308	1.8%

Weather statistics			10 Yr Average

Heating degree days	2,167	2,286	2,293
Cooling degree days	2,253	2,512	2,501

(a)	Excludes $26.0 million and $22.9 million, respectively, of prior periods deferred fuel revenues recovered through Texas fuel surcharges.

El Paso Electric Company and Subsidiary

Twelve Months Ended December 31, 2008 and 2007

Generation and Purchased Power Statistics

			Increase (Decrease)
	2008	2007	Amount	Percentage
Generation and purchased power (MWh):
Palo Verde	4,622,840	4,229,915	392,925	9.3%
Four Corners	720,951	714,164	6,787	1.0%
Gas plants	2,679,684	2,763,016	(83,332)	(3.0)%

Total generation	8,023,475	7,707,095	316,380	4.1%
Purchased power	3,152,396	2,188,904	963,492	44.0%

Total available energy	11,175,871	9,895,999	1,279,872	12.9%
Line losses and Company use	584,599	617,901	(33,302)	(5.4)%

Total MWh sales	10,591,272	9,278,098	1,313,174	14.2%

Palo Verde capacity factor (a)	83.1%	77.6%	5.5%
Four Corners capacity factor	78.9%	78.4%	0.5%

(a)	Net generating capability for Palo Verde increased to 633 MW in 2008 from 622 MW in 2007 due to the replacement of steam generators at Palo Verde Unit 3.

El Paso Electric Company and Subsidiary

Financial Statistics

At December 31, 2008 and 2007

(In thousands, except number of shares, book value per share, and ratios)

Balance Sheet	2008	2007
Cash and temporary investments	$91,642	$24,976

Common stock equity	$694,229	$666,459
Long-term debt, net of current portion	739,652	590,894
Financing obligations, net of current portion	70,066	64,217

Total capitalization	$1,503,947	$1,321,570

Current portion of long-term debt and financing obligations	$23,587	$18,798

Number of shares - end of period	44,883,752	45,149,659

Book value per common share	$15.47	$14.76

Common equity ratio	45.4%	49.7%
Debt ratio	54.6%	50.3%